UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2023

ATLAS TECHNICAL CONSULTANTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38745	83-0808563
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

13215 Bee Cave Parkway, Building B, Suite 230 Austin, Texas	78738
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (512) 851-1501

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	ATCX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Merger Agreement

On January 30, 2023, Atlas Technical Consultants, Inc., a Delaware corporation (“Atlas” or the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with GI Apple Midco LLC, a Delaware limited liability company (“Parent”) and GI Apple Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving company in the Merger. Parent and Merger Sub are controlled by investment funds advised by GI Partners.

The Company’s board of directors (the “Board”) has unanimously determined that the Merger Agreement is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement and consummate the Merger, approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, directed that the adoption of the Merger Agreement be submitted for consideration by the Company’s stockholders at a meeting thereof and resolved to recommend that the Company’s stockholders adopt the Merger Agreement.

Transaction Structure

Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), including all shares of Class A Common Stock issued upon the exchange of Atlas TC Holdings, LLC’s common units and the surrender of the Company’s Class B common stock, par value $0.0001 per share (the “Class B Common Stock,” and, together with the Class A Common Stock, the “Company Common Stock”), issued and outstanding immediately prior to the Effective Time (other than Class A Common Stock owned or held in treasury by the Company or owned by Parent or any of its subsidiaries and Company Common Stock owned by stockholders who have properly demanded appraisal rights pursuant to Delaware law) will be automatically converted into the right to receive an amount in cash equal to $12.25, without interest (the “Per Share Price”). Each share of Class B Common Stock issued and outstanding immediately prior to the Effective Time will be cancelled and extinguished without any conversion thereof or consideration paid therefore.

The Merger Agreement provides for the following treatment of the Company’s equity awards as of the Effective Time:

•	each restricted stock unit of the Company (each, a “Company RSU”) that is outstanding immediately prior to the Effective Time, other than a Company RSU issued during the calendar year in which the Effective Time occurs, will automatically be cancelled and converted into the right to receive an amount in cash, without interest thereon and subject to applicable withholding taxes, equal to the product of (i) the Per Share Price and (ii) the total number of shares of Company Common Stock subject to such Company RSU;

•	each award of performance-based restricted stock units of the Company (each, a “Company PSU”) that is outstanding immediately prior to the Effective Time, other than a Company PSU issued during the calendar year in which the Effective Time occurs, will automatically be cancelled and converted into the right to receive an amount in cash, without interest thereon and subject to applicable withholding taxes, equal to the product of (i) the Per Share Price and (ii) the number of shares of Company Common Stock subject to such Company PSU, with any performance vesting conditions deemed achieved at the greater of target and actual performance effective as of Effective Time (up to a maximum of 137.5% of target), without any pro-ration;

•	each Company RSU and Company PSU issued during the calendar year in which the Effective Time occurs (each a “Current Year Award”) will automatically be cancelled and converted into and will become the conditional right to receive an amount in cash, without interest thereon and subject to applicable withholding taxes (each, a “Cash Replacement Award”), equal to the product of (i) the Per Share Price and (ii) the total number of shares of Company Common Stock subject to such Current Year Award. Each Cash Replacement Award will be subject to the same terms and conditions (including vesting terms and terms providing for the acceleration of vesting) that apply to the Current Year Award that it has replaced, other than the right to receive equity rather than cash upon vesting, and provided that, with respect to any Current Year that is a Company PSU, performance metrics will be deemed achieved at target performance as of the Effective Time, without any pro-ration (such that only time-based vesting conditions remain applicable); and

•	each award of a price-vested stock option to purchase shares of Company Common Stock (each, a “Company PSO”) that is outstanding and unexercised immediately prior to the Effective Time, with an exercise price per share less than the Per Share Price, whether vested or unvested, but with respect to which the performance-based vesting conditions would be achieved if the Per Share Price was equal to or greater than the “threshold stock price” under such Company PSO, will automatically be cancelled and converted into the right to receive an amount in cash, without interest thereon and subject to applicable withholding taxes, equal to the product of (i) the number of shares of Company Common Stock subject to such Company PSO and (ii) the excess, if any, of the Per Share Price over the exercise price per share of such Company PSO. Each Company PSO with an exercise price per share equal to or greater than the Per Share Price will automatically be cancelled without any cash payment being made in respect thereof.

Conditions to the Merger and Closing

The consummation of the Merger is subject to customary conditions, including the adoption of the Merger Agreement by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on the Merger Agreement; absence of any order or injunction having the effect of prohibiting, restricting, enjoining or otherwise making illegal the consummation of the Merger; expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976; and receipt of specified government authorizations including nuclear materials consents under applicable state and federal law. The obligation of each party to consummate the Merger is also conditioned upon the other party’s representations and warranties being true and correct (subject to certain materiality exceptions) and the other party having performed in all material respects its obligations under the Merger Agreement. Parent’s obligations are condition on receipt of certain letters evidencing the repayment of certain of the Company’s indebtedness and the absence of a material adverse effect on the Company.

In addition, the Merger Agreement provides that the closing of the Merger (the “Closing”) may not occur earlier than March 31, 2023.

Solicitation

From and after January 30, 2023, the Company must comply with customary non-solicitation restrictions, except that the Company may engage in discussions, negotiations and other otherwise prohibited activities with any party from which the Company receives an unsolicited competing acquisition proposal that the Board determines constitutes, or would reasonably likely lead to, a Superior Proposal (as defined in the Merger Agreement) and if the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties.

Subject to certain exceptions, the Board is required to recommend that the Company’s stockholders adopt the Merger Agreement and may not withhold, withdraw, amend, qualify or modify in a manner adverse to Parent such recommendation or take certain similar actions that are referred to in the Merger Agreement as a “Company Board Recommendation Change”. However, the Board may, before the adoption of the Merger Agreement by the Company’s stockholders, make a Company Board Recommendation Change in connection with a Superior Proposal or Intervening Event (each, as defined in the Merger Agreement) if the Company complies with certain notice and other requirements set forth in the Merger Agreement.

Other Terms of the Merger Agreement

The Merger Agreement contains customary representations and warranties of the Company relating to its business and public filings, generally subject to qualifications as to materiality. Additionally, the Merger Agreement contains customary pre-closing covenants of the Company, including covenants relating to conducting its business in the ordinary course consistent with past practice and to refrain from taking certain actions without Parent’s consent.

The Merger Agreement also provides for certain termination rights of Parent and the Company, including the right of either party to terminate the Merger Agreement if the Merger has not been consummated by July 31, 2023 (the “Termination Date”). Either Parent or the Company may also terminate the Merger Agreement if the Merger is not approved by the Company stockholders, or if a governmental entity issues a final, non-appealable order that permanently prohibits or enjoins the Merger or if any law or order has been enacted, entered, enforced or deemed applicable to the Merger that prohibits, makes illegal or enjoins the consummation of the Merger. Further, each of Parent or the Company may terminate the Merger Agreement in the event of an uncured material breach by the other party of its representations, warranties, covenants or agreements set forth in the Merger Agreement where such breach would result in such other party's (i) representations and warranties failing to be true and correct as of the Closing (subject to certain materiality exceptions), (ii) failure to perform in all material respects its obligations under the Merger Agreement or (iii) in the case of the Company's breach, have a material adverse effect on the Company. The Merger Agreement may be terminated by Parent if the Board changes its recommendation of the Merger before the Merger is approved by the Company’s stockholders.

In the event the Merger Agreement is terminated (i) by the Company or Parent because the Merger is not consummated by the Termination Date, (ii) by the Company or Parent because the Company stockholder approval is not obtained or (iii) by Parent due to an uncured material breach by the Company of its representations, warranties, covenants or agreements set forth in the Merger Agreement and, in each case prior to such termination but after the date of the Merger Agreement, an acquisition proposal has been publicly disclosed or communicated to the Company stockholders and not withdrawn or otherwise abandoned prior to such termination, and within 12 months after the date of such termination the Company consummates an acquisition proposal or enters into an agreement providing for an acquisition proposal, then the Company will be obligated to pay Parent a termination fee (the “Company Termination Fee”) of $20,300,000 upon the earlier of entry into such definitive agreement or consummation of such acquisition proposal. Further, if the Merger Agreement is terminated by Parent due to a change in recommendation by the Board, or pursuant to clauses (i) and (ii) of the preceding sentence at a time when Parent had the right to terminate the Merger Agreement due to a change in its recommendation of the Merger by the Board before the Merger is approved by the Company’s stockholders, the Company will be obligated to pay Parent the Company Termination Fee.

The Company is entitled to terminate the Merger Agreement and receive a termination fee of $45,750,000 from Parent (the “Parent Termination Fee”), due to an uncured material breach by the Parent of its representations, warranties, covenants or agreements set forth in the Merger Agreement or if all the conditions to Closing are satisfied or waived and Parent fails to consummate the Merger.

Financing

Funds advised by GI Partners each committed to provide capital to Parent with an equity contribution of $1,068,000,000, subject to the terms and conditions set forth in the equity commitment letter, and have each agreed to fund certain other obligations of Parent and Merger Sub in connection with the Merger, including payment of the Parent Termination Fee, subject to the terms and conditions set forth in that certain limited guarantee agreement in favor of the Company. The net proceeds contemplated by the equity commitment letter will in the aggregate be sufficient for Parent and Merger Sub to pay the aggregate Per Share Price, the equity award consideration and any other amount (including fees or expenses) required to be paid by Parent or Merger Sub in connection with the consummation of the Merger and the transactions contemplated by the Merger Agreement.

The foregoing description of the Merger Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, the full text of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 to this Current Report on Form 8-K and which is incorporated into this Item 1.01 by reference.

The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent or their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Voting and Support Agreement

As an inducement to Parent and the Company entering into the Merger Agreement, on January 30, 2023, AS&M SPV, LLC, a Delaware limited liability company, and Arrow Environmental SPV, LLC, a Delaware limited liability company (together, the "Holders"), which collectively beneficially own, in the aggregate, approximately 43% of the outstanding Company Common Stock entered into a Voting and Support Agreement with the Company (the “Voting Agreement”), by and among the Company, Parent, Merger Sub and the Holders, pursuant to which each Holder has agreed to vote its shares in favor of the matters to be submitted to the Company’s stockholders in connection with the Merger, subject to the terms and conditions set forth in the Voting Agreement.

The Voting Agreement provides that if the Board changes its recommendation with regard to the Company’s stockholders’ approval of the Merger Agreement, then the number of the Holders’ shares of Company Common Stock subject to the obligations under the Voting Agreement will be reduced such that the aggregate number of shares required to vote in favor of the Merger will be equal to at least the percentage of aggregate voting power with respect to all outstanding shares of Company Common Stock held by stockholders of the Company (excluding the Holder) voting in favor of approving the Merger Agreement, and transactions contemplated thereby, multiplied by such Holder’s shares of Company Common Stock subject to the obligations under the Voting Agreement.

The foregoing description of the Voting Agreement does not purport to be complete is subject to, and is qualified in its entirety by, the full text of the Voting Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and which is incorporated into this Item 1.01 by reference.

Cautionary Note Regarding Forward-Looking Statements

Information set forth in this Current Report on Form 8-K, including statements as to the expected timing, completion, and effects of the proposed transactions contemplated by the Merger Agreement, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the fact that they use words such as “may,” “will,” “could,” “should,” “would,” “expect,” “anticipate,” “intend,” “estimate,” “believe” or similar expressions. Any forward-looking statements contained herein are based on current plans and expectations and involve risks and uncertainties that could cause actual outcomes and results to differ materially from current expectations. These forward-looking statements are subject to risks and uncertainties, and actual results might differ materially from those discussed in, or implied by, the forward-looking statements. Such forward-looking statements may include, but are not limited to, statements about the anticipated benefits of the Merger, including future financial and operating results, expected synergies and cost savings related to the Merger, the plans, objectives, expectations and intentions of Atlas, Parent and the combined company, the expected timing of the completion of the Merger, the effect, impact, potential duration or other implications of the COVID-19 pandemic and any expectations we may have with respect thereto, the ability to recognize the anticipated benefits of our past acquisitions, which may be affected by, among other things, competition, the ability of Atlas to grow and manage growth profitably, maintain relationships with customers and suppliers and retain management and key employees, changes adversely affecting the business in which we are engaged, changes in applicable laws or regulations, the possibility that Atlas may be adversely affected by other economic, business, and/or competitive factors and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the management of Atlas or Parent, as applicable, and are qualified by the inherent risks and uncertainties surrounding future expectations generally, and actual results could differ materially from those currently anticipated due to a number of risks and uncertainties. Neither Atlas nor Parent, nor any of their respective directors, executive officers or advisors, provide any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward-looking statements will actually occur. Among the risks and uncertainties that could cause actual results to differ from those described in the forward-looking statements are the following: the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, the risk that Atlas’s stockholders may not adopt the Merger Agreement, the risk that the necessary regulatory approvals may not be obtained or may be obtained subject to conditions that are not anticipated, risks that any of the closing conditions to the Merger may not be satisfied or waived in a timely manner, risks related to disruption of management time from ongoing business operations due to the Merger, the effect of the announcement of the Merger on the ability of Atlas to retain customers and retain and hire key personnel and maintain relationships with its suppliers and other business partners, and on their operating results and businesses generally, the risk that potential litigation in connection with the Merger may affect the timing or occurrence of the Merger or result in significant costs of defense, indemnification and liability and transaction costs.

The forward-looking statements are based on the beliefs and assumptions of Atlas’s management and the information available to Atlas’s management as of the date of this Current Report on Form 8-K. Atlas cautions investors not to place undue reliance on expectations regarding future results, levels of activity, performance, achievements or other forward-looking statements. The information contained in this document is provided by Atlas as of the date hereof, and, unless required by law, Atlas does not undertake and specifically disclaims any obligation to update these forward-looking statements contained in this document as a result of new information, future events or otherwise.

Discussions of additional risks and uncertainties are and will be contained in Atlas’s filings with the U.S. Securities and Exchange Commission (“SEC”), including but not limited to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Atlas’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and in its subsequently-filed Quarterly Reports on Form 10-Q. You can obtain copies of Atlas’s filings with the SEC for free at the SEC’s website (www.sec.gov).

Certain Information Regarding Participants

Atlas and certain of its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from Atlas’s stockholders in connection with the Merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Atlas’s stockholders in connection with the Merger will be set forth in Atlas’s definitive proxy statement for its stockholder meeting. Additional information regarding these individuals and any direct or indirect interests they may have in the Merger will be set forth in the definitive proxy statement when it is filed with the SEC in connection with the Merger. Information relating to the foregoing can also be found in Atlas’s Annual Report on Form 10-K for the year ended December 31, 2021, which was filed with the SEC on March 16, 2022, and in its proxy statement for the 2022 Annual Meeting, which was filed with the SEC on April 26, 2022. To the extent holdings of Atlas’s securities have changed since the amounts printed in the proxy statement for the 2022 Annual Meeting, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 and Form 5 filed with the SEC. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available. These documents will be available free of charge from the sources indicated below..

Important Information and Where to Find It

A meeting of the stockholders of Atlas will be announced as promptly as practicable to seek stockholder approval in connection with the proposed Merger. In connection with the proposed Merger, Atlas expects to file with the SEC a proxy statement and other relevant documents with respect to a special meeting of Atlas’s stockholders to approve the Merger. The definitive proxy statement will be mailed or given to the stockholders of Atlas and will contain important information about the proposed Merger and related matters. INVESTORS AND STOCKHOLDERS OF ATLAS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ATLAS, THE GI PARTNERS PRIVATE EQUITY FUNDS ACQUIRING ATLAS AND THE MERGER.

Investors and security holders will be able to obtain these materials, when they are available, and other relevant documents filed with the SEC free of charge at the SEC’s website, www.sec.gov. In addition, copies of the proxy statement, when they become available, may be obtained free of charge by accessing Atlas’s website at www.oneatlas.com or by contacting Atlas’s investor relations department by email at ir@oneatlas.com.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description of Exhibit
2.1*	Agreement and Plan of Merger, dated January 30, 2023, by and among the Company, GI Apple Midco LLC, and GI Apple Merger Sub LLC.
10.1	Voting Agreement, dated January 30, 2023, by and among Parent, AS&M SPV, LLC, Arrow Environmental SPV LLC, and, for the purposes specified therein, the Company.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATLAS TECHNICAL CONSULTANTS, INC.

By:	/s/ L. Joe Boyer
Name:	L. Joe Boyer
Title:	Chief Executive Officer

Dated: January 31, 2023